EXHIBIT 99.1

News Release

November 14, 2014

Ashland Inc. board of directors elects William A. Wulfsohn as chairman and chief executive officer

·	President and CEO of Carpenter Technology to succeed retiring Jim O’Brien effective January 1, 2015
·	Wulfsohn brings nearly 30 years of global chemicals and industrial experience

Covington, Ky. – Ashland Inc. (NYSE: ASH) today announced its board of directors has moved forward with its ongoing integrated succession and strategic plan by electing William A. Wulfsohn as the company’s new chairman and chief executive officer, effective January 1, 2015. He succeeds James J. O’Brien, who earlier this year announced plans to retire at the end of December after serving 12 successful years as chairman and CEO.

Wulfsohn, 52, brings nearly 30 years of world-class chemicals and industrial manufacturing experience to his new role with Ashland. Since 2010, he has served as president and CEO of Carpenter Technology Corp. (NYSE: CRS), a global leader in the development, manufacture and distribution of cast/wrought and powder metal stainless steels and specialty alloys used in aerospace, energy, medical, transportation, consumer and industrial products. He also has served on Carpenter’s board since 2009. Wulfsohn has led Carpenter’s senior management team through a major transformation, revitalizing the company’s capabilities and delivering outstanding results. Under his leadership, the company: constructed a highly advanced super alloy facility; expanded its scope of geographic operations; introduced new differential technology; and successfully integrated multiple accretive acquisitions. From fiscal 2010 through fiscal 2014, Carpenter Technology’s annual sales grew 93 percent, operating margin improved from 5 percent to 13 percent, and fully diluted earnings per share increased from $0.04 to $2.47. In addition, adjusted EBITDA nearly tripled, from $132 million in 2010 to $382 million in 2014. The Ashland board was attracted by Wulfsohn’s ability to deliver strong financial results through his focus on customer satisfaction, innovation and operational excellence.

Wulfsohn has enjoyed a long, proven career. After working for McKinsey & Co., he focused his career on specialty materials with leading companies such as Honeywell International, PPG Industries and Carpenter Technology. During his three years at Honeywell, he helped lead the nylon business through a strategic redesign. In 2003, he joined PPG and a year later was named managing director of PPG Europe, based in Paris. In 2006, Wulfsohn was promoted to senior vice president, industrial coatings, leading a $4 billion business segment and reporting to PPG’s chairman and CEO. He has recently served on the board of directors of PolyOne (NYSE: POL), a premier provider of specialized polymer materials, services and solutions.

“Bill met or exceeded nearly every criteria we outlined for Ashland’s new CEO,” said Barry Perry, Ashland’s lead director and chair of the board’s Special Committee on CEO Succession. “Given Ashland’s successful transformation, we strongly believe he is the right leader to build on the company’s solid foundation and maximize the tremendous growth opportunities that lay ahead. Ashland has been fortunate to have had a high-performing CEO and a talented senior management team, which included several potential successors. Ultimately the board was attracted to Bill’s impressive track record and a shared objective of creating even greater value for Ashland’s shareholders.”

Wulfsohn will be based at Ashland’s corporate headquarters in Covington. An on-boarding process is under development to allow time for Wulfsohn and O’Brien to work together alongside other members of Ashland’s senior management team and the board. In addition, Perry, a member of Ashland’s board of directors since 2007, will work closely with Wulfsohn on his transition plan to ensure continued momentum and continuity of Ashland’s ongoing transformational and strategic framework.

“It has been a privilege to lead Carpenter Technology through a period of dramatic growth and strategic repositioning,” Wulfsohn said. “At the same time, Ashland’s incredible transformation over the past decade has been exciting to watch. Although I was not actively seeking a new CEO role, I was attracted by the opportunity to lead a larger, well-run company with a reputation for delivering superior product innovation, unmatched technical expertise and market-beating shareholder value. The Ashland board also convinced me that they were interested in pursuing additional strategic growth opportunities in the global marketplace. I look forward to engaging quickly and directly with Ashland’s employees, customers and investors. My objective is to sustain the core strengths that have driven the company’s existing growth and work alongside the team and board to enhance the Company’s operating and financial performance in the years ahead.”

“Bill is inheriting a very different Ashland than when I assumed the role in 2002,” said O’Brien. “His global experience within the specialty chemicals industry, combined with the insights and knowledge he has gained as CEO of a public company, will serve him well at Ashland. I look forward to working with Bill in the weeks ahead to ensure a smooth transition.”

Wulfsohn earned a chemical engineering degree from the University of Michigan and received an MBA from Harvard Business School. He and his wife, Stephanie, have three daughters.

About Ashland
Ashland Inc. (NYSE: ASH) is a global leader in providing specialty chemical solutions to customers in a wide range of consumer and industrial markets, including architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. Through our three commercial units – Ashland Specialty Ingredients, Ashland Performance Materials and Valvoline – we use good chemistry to make great things happen for customers in more than 100 countries. Visit ashland.com to learn more.

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FOR FURTHER INFORMATION:
Investor Relations:
Jason Thompson
+1 (859) 815-4454
jlthompson@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com